Exhibit 10.68

AMENDED AND RESTATED EXECUTIVE SALARY CONTINUATION AGREEMENT

This Amended and Restated Executive Salary Continuation Agreement (the “Agreement”) is made effective as of December 31, 2006 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and Daniel J. Doyle (the “Executive”), each a “Party” and together the “Parties.”  This Agreement amends and restates in its entirety that certain Executive Salary Continuation Agreement dated June 7, 2000 by and between the Bank and Executive, which was subsequently amended by the Parties on April 29, 2002, April 1, 2003 and February 1, 2005 (as amended, the “Prior Agreement”).

RECITALS

A.            The Executive is a valued Executive of the Bank.

B.            In 2000, the Bank’s Board of Directors (the “Board”) determined that the Executive’s services to the Bank were valuable, and, accordingly, agreed to make certain payments to the Executive at retirement pursuant to the Prior Agreement.

C.            In 2003, the Bank agreed to increase the benefit amount under the Prior Agreement, and, accordingly, restated the Prior Agreement.

D.            Certain parts of the Agreement are inconsistent with the original intent of the Parties.  Accordingly, the Parties now wish to clarify their original intent by amending the Agreement as provided herein.

E.             It is the intent of the Parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”).  The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.              DEFINITIONS

In addition to those terms defined elsewhere in this Agreement, the following definitions apply to this Agreement:

A.            Accrual Balance.

“Accrual Balance” means the liability accrued by the Bank under Generally Accepted Accounting Principles to reflect the Bank’s obligation to the Executive under this Agreement, using the discount rate described in Section X(L).  The Accrual Balance shall be calculated on a monthly basis.  Accrual Balance projections based on the current discount rate are set forth in Exhibit A attached hereto.

B.            Benefits.

“Benefits” means the benefits that are the subject of this Agreement, including the Normal Retirement Benefit, the Early Retirement Benefit, the Involuntary Termination Benefit, the Disability Benefit, and the Change in Control Benefit.

C.            Change in Control.

“Change in Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change in Control of the Bank.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change in Control of the Bank.  Transfers of Bank stock on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.  For purposes of this Section I(C), the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank.  A “Change in Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Section 409A, the event or series of events will not constitute a “Change in Control” under this Agreement.

D.            Change in Control Benefit.

“Change in Control Benefit” means a lump sum payment benefit equal to the present value (calculated using the assumptions set forth in Section X(L) of this Agreement, determined as of the date of payment) of one hundred percent (100%) of the Normal Retirement Benefit that the Executive would have received had the Executive been employed by the Bank until December 10, 2010.  Change in Control Benefit projections are described in Exhibit A attached hereto.

E.             Code.

“Code” means the Internal Revenue Code of 1986, as amended.

F.             Disability or Disabled.

“Disability” or “Disabled” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.  If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a mutually agreeable physician.  Such resolution shall be binding upon all Parties to this Agreement.  The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances.  Notwithstanding anything to the contrary, the terms “Disability” or “Disabled” shall be interpreted in accordance with Section 409A.

G.            Disability Benefit.

The “Disability Benefit” means an annual benefit equal to the Early Retirement Benefit or Normal Retirement Benefit that the Executive would have received had the Executive Retired from the Bank on the first day of the month during which Termination of Employment on account of Disability occurs, payable in accordance with the terms of this Agreement.  Beginning on the thirteenth month that the Disability Benefit is paid, and continuing thereafter until paid in full, the Disability Benefit shall be increased each year by three percent (3%) from the previous year’s Disability Benefit amount to account for cost of living increases.  Annual Disability Benefit projections are described in Exhibit A attached hereto.

H.            Early Retirement Benefit.

The “Early Retirement Benefit” means an annual benefit equal to the amount listed below that correlates to first day of the month during which Executive Retires, payable in accordance with the terms of this Agreement.

Month of Retirement	Amount of Early Retirement Benefit
December, 2006	$90,000
January, 2007	$91,250
February, 2007	$92,500
March, 2007	$93,750
April, 2007	$95,000
May, 2007	$96,250
June, 2007	$97,500
July, 2007	$98,750
August, 2007	$100,000
September, 2007	$101,250
October, 2007	$102,500
November, 2007	$103,750
December, 2007	$105,000
January, 2008	$106,250
February, 2008	$107,500

March, 2008	$108,750
April, 2008	$110,000
May, 2008	$111,250
June, 2008	$112,500
July, 2008	$113,750
August, 2008	$115,000
September, 2008	$116,250
October, 2008	$117,500
November, 2008	$118,750
December, 2008	$120,000
January, 2009	$121,250
February, 2009	$122,500
March, 2009	$123,750
April, 2009	$125,000
May, 2009	$126,250
June, 2009	$127,500
July, 2009	$128,750
August, 2009	$130,000
September, 2009	$131,250
October, 2009	$132,500
November, 2009	$133,750
December, 2009	$135,000
January, 2010	$136,250
February, 2010	$137,500
March, 2010	$138,750
April, 2010	$140,000
May, 2010	$141,250
June, 2010	$142,500
July, 2010	$143,750
August, 2010	$145,000
September, 2010	$146,250
October, 2010	$147,500
November, 2010	$148,750
December, 2010	$150,000

Beginning on the thirteenth month that the annual Early Retirement Benefit is paid, and continuing thereafter until paid in full, the annual Early Retirement Benefit shall be increased each year by three percent (3%) from the previous year’s Early Retirement Benefit amount to account for cost of living increases.

I.              Early Retirement Date.

“Early Retirement Date” means the date of Retirement if it is effective prior to December 31, 2010, provided the Executive has attained age sixty (60).

J.             For Cause.

“For Cause” means any of the following actions by Executive that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.  If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

K.            Involuntary Termination.

“Involuntary Termination” means Executive’s Employment Terminates by Bank prior to Retirement, and such Termination of Employment is not For Cause.

L.             Involuntary Termination Benefit.

“Involuntary Termination Benefit” means an annual benefit equal to the Early Retirement Benefit or Normal Retirement Benefit that the Executive would have received had the Executive Retired from the Bank on the first day of the month during which Involuntary Termination occurs, payable in accordance with the terms of this Agreement.  Beginning on the thirteenth month that the Involuntary Termination Benefit is paid, and continuing thereafter until paid in full, the Involuntary Termination Benefit shall be increased each year by three percent (3%) from the previous year’s Involuntary Termination Benefit amount to account for cost of living increases.  Annual Involuntary Termination Benefit projections are described in Exhibit A attached hereto.

M.           Normal Retirement Benefit.

“Normal Retirement Benefit” means an annual benefit equal to One Hundred Fifty Thousand Dollars and No/00ths ($150,000.00) per year, payable in accordance with the terms of this Agreement.  Beginning on the thirteenth month that the Normal Retirement Benefit is paid, and continuing thereafter until paid in full, the Normal Retirement Benefit shall be increased annually by three percent (3%) from the previous year’s Normal Retirement Benefit amount to account for cost of living increases.  Normal Retirement Benefit projections are described in Exhibit A attached hereto.

N.            Retirement and Retire.

“Retirement” and “Retire” mean that the Executive remains in the continuous employ of the Bank from the Effective Date and then retires from active employment (and his Employment Terminates) with the Bank, after having attained age sixty (60).

O.            Section 409A.

“Section 409A” means Code Section 409A together with IRS regulations and guidance promulgated thereunder, as amended from time to time.

P.             Termination of Employment or Employment Terminates.

“Termination of Employment” or “ Employment Terminates “ means that the Executive’s employment with the Bank is terminated and the Executive actually separates from service with the Bank and does not continue in his prior capacity.  Termination of Employment does not include Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Bank is provided either in contract or statute.  Notwithstanding anything to the contrary, the terms “Termination of Employment” and “Employment Terminates” shall be interpreted in accordance with Section 409A.

Q.            Voluntary Termination.

“Voluntary Termination” means Executive’s Employment Terminates prior to Retirement by Executive’s voluntary action.

II.            EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine.  The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board.

III.           FRINGE BENEFITS

The salary continuation Benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payment or bonus in lieu of these salary continuation Benefits except as specifically set forth hereinafter.

IV.           RETIREMENT BENEFIT AND EARLY RETIREMENT BENEFIT

A.            Retirement Benefit.

Provided the Executive Retires on or after the December 31, 2010, the Bank shall pay the Executive the Normal Retirement Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Normal Retirement Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Retirement.  In the event of death, Section V of this Agreement shall control.

B.            Early Retirement Benefit.

Beginning on the Early Retirement Date, the Bank shall pay the Executive the annual Early Retirement Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Early Retirement Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Retirement.  In the event of death, Section V of this Agreement shall control.

V.            DEATH BENEFIT

In the event of the Executive’s death, no Benefits shall be payable hereunder and this Agreement shall automatically terminate.  If the Executive is already in pay status at the time of his death, no further payments will be made, and his right to any additional payments will terminate.  Notwithstanding the foregoing, in the event that the Policies described in that certain Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement between the Bank and Executive of even date herewith (the “Split Dollar Plan”) are surrendered, lapse or are otherwise terminated by the Bank, and the Bank does not replace such Policies with other comparable life insurance, such that no death benefits are payable under the Split Dollar Plan, then in the event of Executive’s death, Executive’s beneficiaries under the Split Dollar Plan shall be entitled to the payment of the benefits, if any, described in Section VI(A) or (B) of the Split Dollar Plan, as applicable, in lieu of any other Benefit under this Agreement.

VI.           TERMINATION OF EMPLOYMENT AND DISABILITY

A.            Involuntary Termination of Employment.

In the event of Executive’s Involuntary Termination prior to Retirement, the Bank shall pay the Executive the Involuntary Termination Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Involuntary Termination Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Involuntary Termination.  In the event of death, Section V of this Agreement shall control.

B.            Termination of Employment For Cause.

In the event Executive’s Employment Terminates For Cause prior to Retirement, then this Agreement shall immediately terminate and the Executive shall forfeit all Benefits and shall not be entitled to receive any Benefits under this Agreement.

C.            Disability.

In the event the Executive becomes Disabled prior to Termination of Employment, and Executive’s Employment Terminates because of such Disability, the Bank shall pay the Executive the annual Disability Benefit each year, in lieu of any other Benefit under this Agreement, in equal monthly installments (1/12 of the annual Disability Benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of Termination of Employment on account of Disability.  In the event of death, Section V of this Agreement shall control.

VII.         CHANGE OF CONTROL

Upon a Change of Control, if, within twenty four (24) months of the Change of Control, (i) the Executive subsequently suffers a Termination of Employment (whether Voluntary Termination or Involuntary Termination) for any reason, other than Termination of Employment For Cause; (ii) the Executive’s job responsibilities substantially change; or (iii) the Executive is relocated, then the Bank shall pay the Executive the Change of Control Benefit, in lieu of any other Benefit under this Agreement, in a lump sum on the first day of the month following the date of the act giving rise to the payment (i.e., the date of Termination of Employment, substantial change in job responsibilities or relocation).  In the event of death, Section V of this Agreement shall control.

VIII.        SPECIFIED EMPLOYEE REQUIREMENTS

Notwithstanding anything to the contrary, payments made under this Agreement on account of Retirement, Early Retirement, Death or Involuntary Termination shall be delayed so that no payments are made during the first six (6) months following Termination of Employment, if such delay is required by the Specified Employee requirements of section 409A.

IX.           RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Executive or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to purchase life insurance in amounts sufficient to secure the Benefits provided under this Agreement.  The Bank further reserves the absolute right, at its sole discretion, to establish a grantor trust which may be used to hold assets of the Bank which are maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder.  Such reserves shall at all times be subject to the claims of the Bank’s creditors and the creditors of any affiliate of the Bank that is also an employer of the Executive.  To the extent such trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent such assets are utilized to meet its obligations hereunder.  Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).  The Bank reserves the absolute right, in its sole discretion, to terminate any such life insurance or grantor trust at any time, in whole or in part.  At no time shall any Executive be deemed to have any lien or right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

X.            MISCELLANEOUS

A.            Alienability and Assignment Prohibition.

Neither the Executive, nor the Executive’s spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the Benefits payable hereunder nor shall any of such Benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the Benefits hereunder, the Bank’s liabilities and obligations under this Agreement shall cease and terminate immediately.

B.            Binding Obligation of the Bank and any Successor in Interest.

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.  This Agreement shall be binding upon the Parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation.

It is agreed by and between the Parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.            Gender.

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.             Effect on Other Bank Benefit Plans.

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.             Headings.

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.            Applicable Law.

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

H.            12 U.S.C. § 1828(k).

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.              Partial Invalidity.

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

J.             Not a Contract of Employment.

This Agreement shall not be deemed to constitute a contract of employment between the Parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

K.            Effective Date.

The Effective Date of this Agreement shall be December 31, 2006.

L.             Present Value.

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the APB 12 calculations for this Agreement.

M.           Contradiction in Terms of Agreement and Exhibits.

If there is a contradiction in the terms of this agreement and the exhibits attached hereto with the actual amount of such Benefit, then the actual amount of such Benefit set forth in the Agreement shall control.

XI.           ERISA PROVISION

A.            Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank.  The Board, in its discretion, may appoint one or more individuals to serve in this capacity.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.            Claims Procedure and Arbitration.

In the event a dispute arises with respect to Benefits under this Agreement and the disputed Benefits are not paid, then the Executive or his beneficiaries may make a written claim to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused.  The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired.  A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments it may feel appropriate.  In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the Benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration.  The Arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The Arbitrator shall operate under any generally recognized set of arbitration rules.  The Parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to Benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such Benefits dispute shall likewise be submitted to arbitration as above-described and the Parties hereto agree to be bound by the decision thereunder.

XII.                            TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form.  If any such assumptions should change and such change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly.  Upon a Change of Control, this paragraph shall become null and void effective immediately upon such Change of Control.

XIII.        EXCESS PARACHUTE PAYMENTS

If any Benefit payment or portion of any Benefit payment under this Agreement, alone or together with any other compensation or benefit, would result in the Executive being subject to an excise tax under Code Section 4999, the amount payable hereunder shall be increased by the amount of such excise tax, so long as such action is consistent with the terms of this Agreement and permitted by Section 409A.

XIV.        COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any Benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or his retirement.  This section shall not apply following a Change of Control.

XV.         PROHIBITION AGAINST ACCELERATION.

Notwithstanding anything to the contrary, neither the time nor amount of payments under this Agreement may be accelerated unless such acceleration is permissible under both applicable law and under the Agreement.

IN WITNESS WHEREOF, the Parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on 12/31/06 and that, upon execution, each has received a conforming copy.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		DANIEL J. DOYLE

By:	/s/ Daniel N. Cunningham	/s/ Daniel J. Doyle
Name: Daniel N. Cunningham		Daniel J. Doyle
Title: Chairman

Exhibit A

Executive Salary Continuation Plan	Plan Year Reporting
Schedule A

Daniel J. Doyle

Birth Date: 6/22/1946

Plan Anniversary Date: 1/1/2006

Normal Retirement: 12/31/2010, Age 64

Payments: Monthly for 15 years

				Early Involuntary Termination		Early Retirement 12/31/2006		Disability		Change in Control
				Annual Benefit		Annual Benefit		Annual Benefit		Lump Sum Benefit
				Amount Payable at		Amount Payable at		Amount Payable at		Amount Payable at
Values	Discount	Benefit	Accrual	Separation from Service		Separation from Service		Separation from Service		Separation from Service
as of	Rate	Level	Balance	Vesting	Based on	Vesting	Based on	Vesting	Based on	Vesting	Based on Accrual
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
Dec 2006	6.00%	150,000	1,071,789	100%	90,000	100%	90,000	100%	90,000	100%	1,406,005
Dec 2007(1)	6.00%	150,000	1,250,420	100%	105,000	100%	105,000	100%	105,000	100%	1,492,725
Dec 2008	6.00%	150,000	1,429,051	100%	120,000	100%	120,000	100%	120,000	100%	1,584,792
Dec 2009	6.00%	150,000	1,607,683	100%	135,000	100%	135,000	100%	135,000	100%	1,682,539
Dec 2010	6.00%	150,000	1,786,314	100%	150,000	100%	150,000	100%	150,000	100%	1,786,314

December 31, 2010 Retirement; January 1, 2011 First Payment Date

(1) The first line reflects 12 months of data, January 2007 to December 2007

(2) The benefit mount includes a 3.00% guaranteed inflator in the payout period.

(3) Beginning on the first anniversary during the applicable installment period and each anniversary thereafter, the annual benefit amount shall increase by 3.00%.  The annual benefit amount will be distributed in 12 equal monthly payments for a total of 18

*IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL.  IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.